UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2020
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Iowa	001-31911	42-1447959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6000 Westown Parkway
West Des Moines, IA 50266
(Address of principal executive offices and zip code)
(515) 221-0002
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $1	AEL	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a share of 5.95% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A	AELPRA	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a share of 6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B	AELPRB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933
(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the initial closing of the Brookfield Investment (as defined below) and pursuant to the related Investment Agreement, dated October 17, 2020, by and between American Equity Investment Life Holding Company (the “Company”), Brookfield Asset Management Inc. (“Brookfield”) and Burgundy Acquisitions I Ltd., an affiliate of Brookfield (the “Investment Agreement”), Brookfield is entitled to appoint an individual to the Board of Directors (the “Board”) of the Company. On November 30, 2020, the Board increased the size of the Board from thirteen (13) to fourteen (14) directors and appointed Sachin Shah to serve as a Class III director to fill such vacancy. The initial term for Mr. Shah will expire on the date of the next annual meeting of the Company’s shareholders. On that date, Mr. Shah will stand for election to the Board by the Company’s shareholders for a term expiring in 2024. The Board has determined that Mr. Shah is independent under the corporate governance standards of the New York Stock Exchange.
Mr. Shah currently is Managing Partner, Chief Investment Officer of Brookfield and Vice Chair of Brookfield Renewable Group. Since 2002, Mr. Shah has been employed by Brookfield, a leading global alternative asset manager with approximately $575 billion of assets under management across its real estate, infrastructure, renewable power, private equity, and credit strategies. He has held a variety of senior roles across the organization, including Chief Executive Officer of Brookfield Renewable Partners from 2015-2020. Mr. Shah was appointed to serve as a director pursuant to the terms of the Investment Agreement as described above and is not currently expected to serve on any committees of the Board.
Burgundy Acquisitions I Ltd. will receive the compensation made available to non-employee directors of the Company generally for the services of Mr. Shah, which includes:
•$20,000 per quarter for Board service; and
•an annual equity grant of time-based restricted common stock under the Company’s Amended and Restated Equity Incentive Plan, which is typically awarded in June. The prorated equity grant for the period through the next annual meeting of the Company’s shareholders for Mr. Shah’s service is 2,100 shares.
Brookfield retains the right to appoint an individual to the Board until such time as Brookfield beneficially owns less than 9.0% of the issued and outstanding shares of common stock of the Company (“Common Stock”), excluding any reduction in Brookfield’s ownership stake resulting from share repurchases or new issuances of Common Stock by the Company.
Item 8.01 Other Events.
In a press release issued on November 30, 2020, the Company announced that following Hart-Scott-Rodino approval, it closed the first tranche of the previously disclosed equity investment by Brookfield pursuant to the Investment Agreement (the “Brookfield Investment”). The Company received approximately $336.9 million of proceeds from the issuance of 9,106,042 shares of Common Stock upon the initial closing of the Brookfield Investment.
The Company also announced that it has entered into an accelerated share repurchase (“ASR”) agreement with Citibank N.A. to repurchase up to $115 million of Common Stock. Under the ASR agreement, the Company will receive initial delivery of approximately 3.5 million shares of Common Stock, representing approximately 80% of the number of shares of Common Stock initially underlying the ASR agreement based on the closing price of the Common Stock of $26.28 on November 30, 2020. The total number of shares to be repurchased will be based on the volume-weighted average price of the Common Stock during the term of the ASR agreement, less a discount, and subject to potential adjustments pursuant to the terms and conditions of the ASR agreement. The final settlement of the share repurchases under the ASR agreement is expected to be completed no later than March 31, 2021.
A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01  Financial Statements and Exhibits
(d)    Exhibits
The following exhibits are being furnished with this Form 8-K.

Exhibit Number	Description
99.1	Press Release, dated November 30, 2020.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY

Date: November 30, 2020	By:	/s/ Renee D. Montz
Renee D. Montz
Executive Vice President, General Counsel and
Corporate Secretary